Exhibit No. 99.2


                    PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                      Contact:  Mark F. Bradley
---------------------                                President and CEO
June 17, 2005                                        (740) 373-3155


             PEOPLES BANK ESTABLISHES ROBERT E. EVANS EDUCATION FUND
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College scholarships to be awarded in memory of former Chairman and longtime CEO

         MARIETTA, Ohio - Peoples Bank, National Association ("Peoples Bank), a subsidiary of Peoples Bancorp Inc. (Nasdaq: PEBO), today seeded the recently established "Robert E. Evans Education Fund" with a $100,000 contribution. This fund will be used for scholarships awarded to prospective students of Marietta College and/or other 4-year colleges or universities. The fund will be administered through and be a part of the Peoples Bancorp Foundation, Inc.
         "Bob served us with distinction for many years," said Mark F. Bradley, President and Chief Executive Officer of Peoples Bancorp Inc. "We will miss him and his contributions to our organization and to the communities we serve." Evans, who served Peoples Bancorp Inc. and subsidiary Peoples Bank since 1970, died June 15, 2005, after a year-long illness. Evans was President and CEO of Peoples Bancorp Inc. from 1980 to 2005.
           "Bob promoted a culture of continuous learning at our company," continued Bradley. "Our Boards of Directors are honoring his 35 years of dedication and his focus on and passion for education by starting a scholarship fund to help local students earn a higher education."
         The scholarships will be awarded on an annual basis to prospective college students in the communities served by Peoples Bancorp Inc. Financial need and minimum GPA requirements will be considered. A scholarship committee will be formed to administer the grants program.
          "For 25 years, Bob was a Trustee at Marietta College and served as Chairman of the Marietta College Trustees from 1982 to 1992," said Bradley. "He always had a special place in his heart for Marietta College and similar schools like Ohio Northern University, his alma mater. We hope the scholarship fund has a lasting impact, like Bob did on our company and in our communities."
         Tax-deductible contributions to the Robert E. Evans Education Fund can be made to the Peoples Bancorp Foundation, Inc., Beth Worthington, Treasurer, 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 50 locations and 33 ATMs in Ohio, West Virginia and Kentucky. Peoples Bancorp's financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples Bancorp's common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

                                 END OF RELEASE